Exhibit 99.1
Superior Well Services, Inc. Announces First Quarter 2010 Results
Indiana, Pa., May 6, 2010 /PRNewswire-FirstCall/ — Superior Well Services, Inc. (Nasdaq: SWSI), a provider of wellsite solutions specializing in technical pumping and completion, down-hole surveying and fluid logistic services, today announced a net loss for the three months ended March 31, 2010 of $8.7 million, or a $0.31 net loss per diluted share, compared to a net loss of $14.7 million, or a $0.67 net loss per diluted share, in the same period in 2009.
The 2010 first quarter net loss of $8.7 million, or a $0.31 net loss per diluted share, compares to a net loss of $15.2 million, or a $0.58 net loss per diluted share, in the previous quarter ended December 31, 2009.
Revenue in the first quarter of 2010 was $123.3 million, a 28.6% increase from the $95.9 million reported in the previous quarter and a 0.9% increase from the $122.3 million reported in the first quarter of 2009. Operating loss for the first quarter was $10.4 million compared to $19.6 million of operating loss for the previous quarter and $19.1 million of operating loss reported in the first quarter of 2009.
Adjusted EBITDA, a non-GAAP financial measure, totaled $10.4 million in the first quarter of 2010 compared to $0.8 million reported for the previous quarter and ($1.1) million reported in the first quarter of 2009. For our definition of Adjusted EBITDA, please see footnote 1. For a reconciliation of Adjusted EBITDA to net income (loss), please see the non-GAAP financial measure table included in this press release.
David Wallace, Chief Executive Officer, said, “The first quarter showed a continued improvement in the U.S. land rig count. We experienced a 23% increase in activity levels compared to the previous quarter. Increased activity levels which were focused on oil, natural gas liquids and natural gas shale plays offset seasonal declines in our Appalachian region. During the first quarter we saw improved utilization levels and lower sales discounts.
At March 31, 2010, we had a debt to book capitalization ratio of 34.3%. Subsequent to March 31, 2010, we received a $34.6 million federal income tax refund which we used to repay a portion of the borrowings outstanding under our credit facility.
In 2010, we began to see improved pricing in certain of our operating regions and anticipate that pricing will continue to improve across operating regions, assuming that drilling activity continues at current levels. We continue to closely monitor our activity levels by service center, adjust our costs and reposition employees and equipment to take advantage of higher margin opportunities within our geographic footprint.”
Stimulation, cementing, nitrogen, down-hole surveying, completion and fluid logistics services revenue represented 75.2%, 10.4%, 3.6%, 4.7%, 2.1% and 4.0%, respectively, of our total revenue of $123.3 million in the first quarter of 2010. Stimulation revenue increased $29.2 million, a 46.0% increase from the $63.6 million reported in the previous quarter. Revenue increases in our Southwest, Rocky Mountain, Mid-Continent and Southeast operating regions more than offset seasonal revenue declines in the Appalachian region compared to the previous quarter. As a percentage of gross revenue, sales discounts decreased by 1.2% in the first quarter of 2010 compared to the previous quarter.
Cost of revenue increased 17.1%, or $17.8 million, for the first quarter of 2010 compared to the previous quarter. As a percentage of net revenue, cost of revenue decreased by 9.7% to 99.0% for the first quarter of 2010 from 108.7% for the previous quarter due primarily to decreases in materials, labor expenses, outside contractor expenses and depreciation, as a percentage of net revenue. Material costs as a percentage of net revenue decreased by 3.9% in the first quarter of 2010 from 40.2% in the previous quarter due to lower sand and chemical costs and improved pricing. Labor expenses and outside contractor expenses as a percentage of net revenue decreased by 2.5% to 20.5% in the first quarter of 2010 as compared to 23.0% in the previous quarter due to improved labor utilization, using fewer contract employees and improved pricing. These improvements were partially offset by higher repair costs. Repair costs as a percentage of net revenue increased by 1.0% due to higher equipment repairs related to repairs on components used in our shale based activities.
Selling, general and administrative, or SG&A, expenses increased 3.9% or $0.4 million for the first quarter of 2010 compared to the previous quarter. As a percentage of net revenue, SG&A expenses decreased by 2.2% to 9.5% for the first quarter of 2010 from 11.7% for the previous quarter primarily due to our ability to spread these costs over a larger revenue base.
For the first quarter of 2010, we made capital expenditures of approximately $5.4 million for maintenance on our existing equipment base and to purchase new and upgrade existing equipment. Given the current operating environment, as well as limitations in our credit facility, we plan to continue to focus on minimizing our discretionary spending and limiting our capital expenditures.
At March 31, 2010, we had $100.6 million of working capital and total long-term debt of $164.4 million, with $83.5 million outstanding under our credit facility. Our credit facility matures in March 2013 and we are currently in compliance with all of the covenants under that facility as well as under the indenture governing our second lien notes.
We will host a conference call on Thursday, May 6, 2010 at 11:00 a.m. ET to review these results. To participate in the call, please dial 866-202-1971 and ask for the Superior Well Services, Inc. 2010 first quarter financial results conference call. The confirmation code for the meeting is 21427876. A replay of the call will be available through May 21st at 888-286-8010. The conference ID for the replay is 15330297.
A simultaneous webcast of the call may be accessed over the Internet at www.swsi.com using the investor relations section of the website.
For more information about Superior Well Services, Inc. (Nasdaq: SWSI) please visit www.swsi.com. Financial and other information about us is routinely posted on and accessible at www.swsi.com.
Web Site: http://www.swsi.com
SOURCE Superior Well Services, Inc.
Chris Peracchi
of Superior Well Services, Inc.
+1-724-403-9108
cperacchi@swsi.com
(1) We define Adjusted EBITDA as net income (loss) plus interest, taxes, non-cash stock compensation expense, non-cash goodwill and intangible impairment, depreciation, amortization and accretion. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. We have included Adjusted EBITDA as a supplemental disclosure because our management believes that Adjusted EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing our operating performance with the performance of other companies that have different financing and capital structures or tax rates. We use Adjusted EBITDA as a measure of operating performance, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, to assess compliance with financial ratios and covenants included in credit facilities, in communications with lenders concerning our financial performance and to evaluate the viability of potential acquisitions and overall rates of return. Please see the reconciliation of Adjusted EBITDA to net income following the consolidated statement of operations included in this press release.
Except for historical information, statements made in this press release, including those relating to acquisition or expansion opportunities, future earnings, cash flow and capital expenditures are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by us based on our management’s experience and perception of historical trends, current conditions, expected future developments and other factors our management believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include, but are not limited to: a sustained or further decrease in domestic spending by the oil and natural gas exploration and production industry; a continued decline in or substantial volatility of crude oil and natural gas commodity prices; current weakness in the credit and capital markets and lack of credit availability; overcapacity and competition in our industry; our inability to comply with the financial and other covenants in our debt agreements as a result of reduced revenues and financial performance or our inability to raise sufficient funds through assets sales or equity issuances unanticipated costs, delays or other difficulties in executing our growth strategy, including difficulties associated with the integration of the Diamondback asset acquisition; the loss of one or more significant customers; the loss of or interruption in operations of one or more key suppliers; the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment; and other factors detailed in our Securities and Exchange Commission filings. We undertake no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in our filings with the Securities and Exchange Commission, which are incorporated by reference.

SUPERIOR WELL SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2009	2010	% Change
	(in thousands, except per share data)
Revenue	$122,281	$123,340	0.9%

Cost of revenue	125,320	122,095	2.6%

Gross profit (loss)	(3,039)	1,245	141.0%

Selling, general and administrative expenses	16,055	11,656	27.4%

Operating income (loss)	(19,094)	(10,411)	45.5%

Interest expense	3,176	2,902	8.6%

Other expense, net	(193)	136	170.5%

Income (loss) before income taxes	(22,463)	(13,177)	41.3%

Income taxes
Current	(12,286)	—	(100.0%)
Deferred	4,534	(4,525)	199.8%

	(7,752)	(4,525)	(41.6%)

Net income (loss) before dividends on preferred stock	$(14,711)	$(8,652)	41.2%

Dividends on preferred stock	(750)	(750)

Net income (loss) available to common stockholders	$(15,461)	$(9,402)	39.2%

Earnings (loss) per common share:

Basic	$(0.67)	$(0.31)	53.7%

Fully diluted	$(0.67)	$(0.31)	53.7%

Weighted average shares outstanding — basic	23,204,960	30,186,377
Weighted average shares outstanding — diluted	26,204,960	33,328,817

Revenue by Primary Categories of Service Type (amounts in thousands):

	Three Months Ended March 31,
Revenues by Service Type:	2009	2010	$ Change	% Change
Stimulation	$79,505	$92,793	$13,288	16.7%
Cementing	16,595	12,743	(3,852)	(23.2)
Nitrogen	6,975	4,439	(2,536)	(36.4)

Technical pumping services	103,075	109,975	6,900	6.7
Down-hole surveying services	6,402	5,798	(604)	(9.4)
Completion services	3,797	2,574	(1,223)	(32.2)

Total Technical Services	113,274	118,347	5,073	4.5
Fluid logistics	9,007	4,993	(4,014)	(44.6)

Total revenue	$122,281	$123,340	$1,059	0.9%

Revenue by Operating Region (amounts in thousands):

	Three Months Ended March 31,
	2009		2010
Region	Revenue	Percent of Revenue	Revenue	Percent of Revenue
Appalachian	$30,574	25.0%	$29,987	24.3%
Southeast	21,403	17.5	22,387	18.1
Southwest	36,312	29.7	30,459	24.7
Mid-Continent	25,974	21.2	23,773	19.3
Rocky Mountain	8,018	6.6	16,734	13.6

Total	$122,281	100.0%	$123,340	100.0%

	Three Months Ended March 31,
Region	2009	2010	$ Change	% Change
Appalachian	$30,574	$29,987	$(587)	(1.9)%
Southeast	21,403	22,387	984	4.6
Southwest	36,312	30,459	(5,853)	(16.1)
Rocky Mountain	8,018	16,734	8,716	108.7
Mid-Continent	25,974	23,773	(2,201)	(8.5)

Total	$122,281	$123,340	$1,059	0.9%

Supplemental Data (amounts in thousands):

	Three Months Ended
	March 31,
	2009	2010
Depreciation, amortization and accretion	$17,485	$19,787
Capital expenditures	9,356	5,430
Non-GAAP Financial Measures:
The following table presents a reconciliation of Adjusted EBITDA with our net income (loss) for each of the periods indicated (amounts in thousands):

	Three Months Ended
	March 31,		December 31,
	2009	2010	2009
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$(14,711)	$(8,652)	$(15,207)
Income tax expense (benefit)	(7,752)	(4,525)	(7,175)
Interest expense	3,176	2,902	3,630
Stock compensation expense	737	865	735
Depreciation, amortization and accretion	17,485	19,787	18,862

Adjusted EBITDA	$(1,065)	$10,377	$845